As filed with the Securities and Exchange Commission on _______ __, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                          GLOBETEL COMMUNICATIONS CORP.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                 88-0292161
(State or other Jurisdiction of                     (I.R.S Employer
Incorporation or Organization)                      Identification Number)

                               444 Brickell Avenue
                                    Suite 522
                                 Miami, FL 33131
                    (Address of Principal Executive Offices)

                               -------------------

                     Compensation and Consulting Agreements
                            (Full Title of the Plan)

                               -------------------

                                                    Copy to:
Timothy M. Huff                                     Robinson Markel, Esq.
Chief Executive Officer                             Katten Muchin Zavis Rosenman
444 Brickell Avenue, Suite 522                      575 Madison Avenue
Miami, FL 33131                                     New York, New York 10022
(305) 579-9922                                      (212) 940-8800
(Name, Address and Telephone Number
of Agent for Service)

                               -------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================
    Title of                                 Proposed maximum    Proposed maximum     Amount of
    Securities to           Amount to be     offering price      aggregate offering   Registration
    be registered           registered(1)    per share(2)        price(2)             fee(2)
--------------------------------------------------------------------------------------------------

Common Stock, par value
$.00001                     2,500,000        $.04                $100,000             $92.00
==================================================================================================

(1) This Registration Statement also covers an indeterminate number of shares of GlobeTel Communications Corp. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Consulting Agreements in accordance with Rule 416 under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Common Stock as quoted on the Over the Counter Bulletin Board on December 5, 2002.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

      The Registrant has received and shall continue to receive bona fide services from James V. McInerney ("McInerney") and Marcelino Reyes ("Reyes"), both consultants to the Registrant. Both McInerney and Reyes were retained to provide the Registrant with new business opportunities, business and organizational strategy, product distribution and contract services. In consideration for these services, the Registrant has agreed to issue to McInerney and Reyes and to register in this Form S-8, a total of 2,500,000 shares of Registrant's common stock.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      The Registrant shall provide the persons being issued shares pursuant to this Registration Statement without charge, upon their written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide such parties, without charge upon their written or oral request, with all other documents required to be delivered to such parties pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 444 Brickell Avenue, Suite 522, Miami, FL 33131.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      GlobeTel Communications Corp. (formerly known as American Diversified Group, Inc.) (the "Registrant") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The following documents, or portions thereof, filed by the Registrant with the Commission pursuant to the Exchange Act (File No. 0-23532) are incorporated by reference in this Registration
Statement:

            a. The Registrant's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2001, filed with the Commission on April 18, 2002;

            b. The Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, filed with the Commission on November 15, 2002;

            c. The Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, filed with the Commission on August 14, 2002;

            d. The Registrant's Current Report on Form 8-K, filed with the Commission on July 26, 2002;

            e. The Registrant's Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2002, filed with the Commission on May 16, 2002;

            f. The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, filed with the Commission on May 15, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

The Registrant has authorized 1,500,000,000 shares of common stock, par value $.00001, of which 599,146,445 shares are issued and outstanding at the date of this registration statement on Form S-8.

Holders of Registrant's Common Stock are entitled to one vote per Share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Robinson Markel, a partner of Katten Muchin Zavis Rosenman, may be deemed to have beneficial ownership over 750,000 shares (approximately 0.15% of the total outstanding shares) of the Registrant's Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article NINTH of the Registrant's Certificate of Incorporation, provides:

The Registrant shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of State of Delaware, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Registrant. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Article EIGHTH of the Registrant's Certificate of Incorporation, provides:

No director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article EIGHTH shall eliminate or limit the liability of any director (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

                                ITEM 8. EXHIBITS

Exhibit No.   Description
-----------   -----------

5.1           Opinion of Katten Muchin Zavis Rosenman.

23.1          Consent of Dohan and Company.

23.2          Consent of Katten Muchin Zavis Rosenman (included in Exhibit 5.1).

                              ITEM 9. UNDERTAKINGS

      The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 6th day of December, 2002.

                                             GLOBETEL COMMUNICATIONS CORP.


                                             By: /s/ Timothy M. Huff
                                                 -------------------
                                                 Timothy M. Huff
                                                 Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                 Title                                   Date
     ---------                 -----                                   ----

/s/ Timothy M. Huff            Chief Executive Officer and Director    December 6, 2002
--------------------------
Timothy M. Huff

/s/ Thomas Y. Jiminez          Chief Financial Officer                 December 6, 2002
--------------------------
Thomas Y. Jimenez

/s/ Jerrold R. Hinton          Director                                December 6, 2002
--------------------------
Jerrold R. Hinton

/s/ Przemyslaw L. Kostro       Director                                December 6, 2002
--------------------------
Przemyslaw L. Kostro

/s/ Mitchell L. Siegal         Director                                December 6, 2002
--------------------------
Mitchell L. Siegel